SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ________________________

                                    FORM 8-K

                             _______________________

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 15, 2000

                    SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

             (Exact Name of Registrant as Specified in Its Charter)

                                     INDIANA

                 (State or Other Jurisdiction of Incorporation)

         1-3553                                              35-0672570
(Commission File Number)                       (IRS Employer Identification No.)


                              20 N.W. Fourth Street
                            Evansville, Indiana 47741
               (Address of Principal Executive Offices)(Zip Code)

       Registrant's Telephone Number, Including Area Code: (812) 465-5300

Item 5.  Other Events.

Vectren Corporation provides update on potential impact of Increased Gas Costs and Gas Cost Adjustment Proceedings.


     Commodity prices for natural gas purchases during the winter months of calendar year 2001 have unexpectedly increased significantly over the past few months, primarily due to the expectation of a colder winter, which has led to increased demand and tighter supplies. Since our utility subsidiaries charge their customers the actual cost they pay for the natural gas purchased on the customers' behalf, their profit margin on gas sales should not be impacted. In 2001, they may experience higher working capital requirements, increased expenses, including interest costs and uncollectibles, and possibly some level of price sensitive reduction in volumes sold. To the extent significantly increased prices are accompanied by colder than normal weather, higher volumes may be sold providing increased margins as an offset to the unfavorable results mentioned.

     On October 11, 2000, Indiana Gas Company, Inc., a subsidiary of Vectren Corporation, filed for approval of its quarterly gas cost adjustment. The Indiana Utility Regulatory Commission has issued an interim order approving the request by Indiana Gas for a gas cost adjustment factor for December, 2000. The Commission will determine the January and February, 2001 gas cost adjustment in a subsequent order. That order will address the claim by the Office of Utility Consumer Counselor that a portion of the requested gas cost adjustment be disallowed because Indiana Gas should have entered into additional commitments for this winter's gas supply in late 1999 and early 2000. In procuring gas supply for this winter, Indiana Gas followed established practices. Accordingly, we believe that the Office of Utility Consumer Counselor's claim is without merit or precedent and that it is unlikely to be accepted by the Commission. There can, however, be no assurance as to the ultimate outcome.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
                                       (Registrant)


Dated: December 15, 2000               By:/s/ M. Susan Hardwick
                                          --------------------------------------
                                          M. Susan Hardwick
                                          Vice President and Controller